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                                                                  Execution Copy
November 6, 2000

Jeffrey Freimark

Re:  Sale Bonus Agreement

Dear Jeffrey:


The following sets forth the agreement between you and The Grand Union Company, a Delaware corporation (the "Company"), regarding the terms of the sale bonus (the "Sale Bonus") that you may be eligible to receive in accordance with the terms and conditions set forth below. This letter agreement (the "Letter Agreement") is in addition to, and not in substitution for, any other agreements between you and the Company, including without limitation the employment agreement between you and the Company dated April 13, 2000 (the "Employment Agreement") and as amended November 6, 2000, and the Sale Bonus is in addition to, and not in substitution for, any other pay or benefits to which you are eligible to earn from the Company. Any prior Sale bonus Agreements between you and the Company are null and void and are superceded by this Letter Agreement.

1. Definitions. For purposes of this Letter Agreement, the following capitalized words that are not otherwise defined in the text of the Letter Agreement shall have the meanings set forth below:

       "Aggregate Consideration" shall mean an amount equal to the sum of the aggregate fair market value of any securities issued and any other non-cash consideration delivered, and any cash consideration paid to the Company or its security holders in connection with a Change in Control or in connection with any sale of Company assets (other than sales in the ordinary course of business) after the Effective Date and whether before, as part of, or after a Triggering Event, plus the amount of all indebtedness for money borrowed and capitalized leases, net of excess cash, of the Company and its subsidiaries which is assumed or acquired by any Purchaser in connection with a Change in Control or retired or defeased in connection with such Change in Control. Aggregate Consideration shall not include capitalized leases assumed, however, unless (i) payments to the Company's senior lenders in connection with the Change in Control equal or exceed the sum of pre-petition and post-petition amounts of indebtedness then-owing to such lenders or (ii) the Company's senior lenders agree in writing to accept a reduced amount of the then-owing debt ("Reduced Amount") in a pre-arranged or pre-packaged bankruptcy, which Reduced Amount is subsequently paid. Aggregate Consideration shall be reduced by the following, to the extent such amounts are not deducted from the purchase price paid in a Change in Control or asset sale: (i) any actual PACA claims paid; (ii) the amount that the drawn DIP facility upon the termination of such facility exceeds $20,000,000; (iii) the amount of any Sale Bonuses paid; (iv) the amount of Retention Bonuses paid; (v) the amount of any transaction fee paid to Merrill Lynch in connection with a Change in Control or asset sale, and; (vi) the amount of any Sale Incentive Fee paid to C&S Wholesale Grocers, Inc in connection with a Change in Control or asset sale. The fair market value of any securities issued and any other non-cash consideration delivered in connection with a Change in Control will be the value determined in good faith by the Board.

     "Board" shall mean the Board of Directors of the Company.

     "Cause" shall have the meaning set forth in your Employment Agreement.

     "Change in Control" shall mean the consummation of a Triggering Event.

     "Effective Date" shall mean October 3, 2000.

     The "Eligible Management Members" for the Sale Bonus are Gary Philbin, Jeffrey Freimark, Manouchehr Moslemi, Glenn Smith, Timothy Carnahan, Gary Duncan, James Santamarina, Richard Skelly and Robert Smith.

     "Good Reason" shall have the meaning set forth in your Employment
     Agreement.

     "Individual Share" shall mean 31.25% of the Management Share for Aggregate Consideration paid, except that, to the extent that the Aggregate Consideration paid exceeds $320,000,000, then the Individual Share above $320,000,000 shall be 12% of a) the portion of the Management Share that exceeds $320,000,000 times b) the Management Share Percent at the level of Aggregate Consideration paid. Thus, for example, if the Aggregate Consideration paid is $330,000,000, then the Sale Bonus Payment would = (31.25% x 1.5% x $320,000,000) + (12% x 1.5% x $10,000,000) or $1,518,000.

     "Involuntary Termination" shall mean (a) the termination of your employment by the Company other than for Cause, Death, Disability as defined in your Employment Agreement, or retirement under the Company's Retirement Plan or
     (b) the resignation of your employment by you for Good Reason.

     "Management Share" shall mean the aggregate amount of compensation payable to Eligible Management Members in connection with the Sale Bonus. The Management Share shall be determined pursuant to the following grid:

      -------------------------------------------------------------
      Aggregate Consideration Paid         Management Share Percent
      ----------------------------         ------------------------
      -------------------------------------------------------------
      Below $240,000,000                   0.00%
      -------------------------------------------------------------
      $240,000,000                         0.60%
      -------------------------------------------------------------
      $260,000,000                         0.70%
      -------------------------------------------------------------
      $280,000,000                         0.90%
      -------------------------------------------------------------
      $300,000,000                         1.00%
      -------------------------------------------------------------
      $310,000,000                         1.10%
      -------------------------------------------------------------
      $320,000,000                         1.30%
      -------------------------------------------------------------
      $330,000,000                         1.50%
      -------------------------------------------------------------
      $340,000,000                         1.75%
      -------------------------------------------------------------
      $350,000,000 or more                 2.00%
      -------------------------------------------------------------

     The Management Share shall be calculated from the first dollar of Aggregate Consideration paid and shall be calculated on Aggregate Consideration paid from any and all Purchasers. The percentage utilized to determine the Management Share shall be multiplied by the full amount of Aggregate Consideration paid. Moreover, in the event the Aggregate Consideration paid falls between two of the ranges in the above grid, the percentage to be utilized to determine the Management Share shall be interpolated on a straight line basis between the two ranges. Thus, for example, assuming the Aggregate Consideration paid is $325,000,000, the Management Share would be 1.40% times $325,000,000 or $4,550,000.

     "Purchaser" shall mean any person or entity that engages in a Change in Control transaction or who purchases assets of the Company.

     "Sellers" shall mean the Company or, if applicable, the selling equity holders and/or selling debt holders of the Company.

     A "Triggering Event" shall be deemed to have occurred on the date that any of the following shall have occurred:

     (A) the Company enters into one or more binding agreements with one or more Purchasers to directly acquire, in exchange for cash, stock, claims, or property, fifty percent or more of the aggregate equity securities of the Company;

     (B) the Company enters into one or more binding agreements providing for a merger, consolidation, reorganization or other business combination upon consummation of which one or more Purchasers would own or control fifty percent or more of either (i) the aggregate voting securities of the Company, (ii) the aggregate economic interest of the outstanding equity securities of the Company or (iii) the aggregate value of the assets of the Company;

                                       2
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     (C) the Company enters into a transaction or transactions upon consummation of which one or more Purchasers would acquire in exchange for cash, stock, claims or property fifty percent or more of either (i) the aggregate equity securities of the Company, or (ii) the Company's assets; or

     (D) the Company files a plan of reorganization or motion for relief in a case under title 11 of the United States Code for the purpose of implementing an agreement or transaction of the type described in any of the preceding clauses (A), (B) or (C); provided, however, that a Triggering Event shall not include any change of ownership resulting from a public offering of any of the securities of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended.

2. Term. The term of this Letter Agreement (the "Term") shall commence on the Effective Date and shall continue until the earlier of October 3, 2001 or the sale of all the Company's assets.

3. Sale Bonus.

(a) General Terms. You will become entitled to receive the Sale Bonus in the event that (i) a Triggering Event occurs during the Term, and (ii) a Change in Control contemplated by such Triggering Event occurs thereafter. The amount of the Sale Bonus shall be equal to your Individual Share multiplied by the Management Share.

(b) Payment of Sale Bonus.

(i) Change in Control--No Post-Closing Adjustment. In the event that the transaction resulting in a Change in Control does not include any provisions either (A) for an earn-out with respect to which a part of the Aggregate Consideration will be paid to the Sellers either in full or in part in one or more installments after the Change in Control or any similar deferral of the payment of the Aggregate Consideration or (B) that would potentially require the Sellers to reimburse any portion of the Sale Price to the Purchaser or require the Purchaser to pay to the Sellers any amount in addition to the Aggregate Consideration, as a result of a post-closing adjustment or any other reason, after the Change in Control (either (A) or (B), a "Post-Closing Adjustment"), the Company shall pay to you the Sale Bonus within five days following the date of such Change in Control; provided, however, that in no event shall the Sale Bonus be payable to you until the full amount of the Aggregate Consideration has been paid to the Sellers. The Board, however, shall have the discretion to make pro-rata payments of the Sale Bonus to the extent that the Aggregate Consideration is paid in installments.

(ii) Change in Control--Post-Closing Adjustment. In the event that the Change in Control transaction includes provisions for any Post-Closing Adjustment, the Company shall pay the Sale Bonus according to the terms of this Section 3(b)(ii).

     (A) In the event that the Change in Control transaction includes a Post-Closing Adjustment described in Section 3(b)(i)(A) above, the Company shall pay you a portion of the Sale Bonus within five days after the date of such Change in Control equal to your Individual Share multiplied by the Management Share multiplied by the portion of the Aggregate Consideration paid to the Sellers on or about the date of the Change in Control. Thereafter, within five days after any additional portion of the Aggregate Consideration is paid to the Sellers, the Company shall pay you the remaining portion of the Sale bonus in an amount equal to your Individual Share multiplied by the Management Share multiplied by the additional Aggregate Consideration.

     (B) In the event that the Change in Control transaction is a Post-Closing Adjustment described in Section 3(b)(i)(B) that would potentially require the Sellers to reimburse any portion of the Aggregate Consideration to the Purchaser after the Change in Control, within five days after the date of such Change in Control, the Company shall pay you a portion of the Sale Bonus determined in good faith by the Board immediately prior to the consummation of the Change in Control, less an amount that shall take into account the potential adjustment to the Sales Price (the "Withheld Amount"). As soon as practicable after the Sellers know with certainty the portion, if any, of the Sale Price that the Sellers must reimburse to the Purchaser and the Sellers make such reimbursement, if any, the Company shall pay to you a prorated portion of the Withheld Amount corresponding to the portion of the maximum potential amount that Sellers may have been required to reimburse to the Purchaser less the amount actually reimbursed.

                                       3

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     (C) In the event that the Change in Control transaction is a Post-Closing
     Adjustment described in Section 3(b)(i)(B) that would potentially require the Purchaser to pay to the Sellers any amount in addition to the Sale Price after the Change in Control, within five days after the date of such Change in Control, the Company shall pay you the Sale Bonus. Thereafter, within five days after the Purchaser knows with certainty the additional amount that such Purchaser must pay to the Sellers, if any, and the Purchaser makes such payment to the Sellers, the Company shall pay to you an additional amount determined in good faith by the Board that shall take into account the additional payment made by the Purchaser to the Sellers.

(c) Determination of the Board Final. The determination of whether a Triggering Event or Change in Control has occurred, the amount of the Aggregate Consideration and the amount of any Sale Bonus shall be made in good faith by the Board (unless otherwise required by applicable law) and, absent manifest error, shall be final and binding on you, the Company and all other interested parties.

(d) Sale Bonus Adjustment. The parties hereto acknowledge and agree that you shall be entitled to receive an initial Sale Bonus under this Letter Agreement which shall become payable in connection with the first Triggering Event that occurs during the Term, which results in a Change in Control. Adjustments to the initial Sale Bonus and additional Sale Bonuses ("Sale Bonus Adjustments") shall be payable with respect to any additional transactions or asset sales that occur during the Term that would have constituted part of the Triggering Event had they occurred prior to the Change in Control. The Sale Bonus Adjustment shall not be made for asset sales made in the ordinary course of business. The amount of each Sale Bonus Adjustment shall be calculated in respect to the aggregate of all such transactions made during the Term, including those previously resulting in the Triggering Event.

4. Effect of Termination of Employment.

(a) Involuntary Termination. In the event of your Involuntary Termination during the Term, you shall remain entitled to receive the Sale Bonus in the same manner as if your employment with the Company had continued for the duration of the Term. Thus, if following your Involuntary Termination during the term, a subsequent Triggering Event occurs during the Term, which results in a Change in Control at any time thereafter, you shall receive a your Sale Bonus at such time, as well as any Sale Bonus Adjustments resulting from subsequent sales of assets.

(b) Other Termination. In the event that your employment terminates for any reason other than an Involuntary Termination at any time during the Term, you shall forfeit any right you may have to receive any Sale Bonus to be paid on transactions that close after such termination of employment or any Sale Bonus on transactions that close prior to such termination of employment if a Change in Control has not yet occurred by the date of such termination of employment.

5. Notice. For the purpose of this Letter Agreement, notices and all other communications provided for in this Letter Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, sent by telecopier or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Chief Executive Officer, The Grand Union Company, 201 Willowbrook Blvd., Wayne, New Jersey 07470, telecopier: (973) 890-6012, with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Letter Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

6. Reduction of Payments if Reduction Would Result in Greater After-Tax Amount. Notwithstanding anything herein to the contrary, if the payment of the Sale Bonus and any other payments in connection with a Change in Control (together, the "Payments") constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), and the amount of the Payments net the excise tax (as described in Section 4999 of the Code) payable with respect thereto is less than the amount to be paid to you if the aggregate Payments to be made to you were three times your "base amount" (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts of the Sale Bonus Payment constituting the parachute payment paid pursuant to this Agreement shall be reduced to an amount that will equal three times your base amount, less $1.00.

                                       4
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7. Miscellaneous.

(a) No Rights to Continued Employment. Neither this Letter Agreement nor any of the rights or benefits evidenced hereby shall confer upon you any right to continuance of employment by the Company or interfere in any way with the right of the Company to terminate your employment, subject to the provisions of
Section 4 above, for any reason, with or without Cause.

(b) Amendments, Waivers. No provision of this Letter Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Letter Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) Counterparts. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(d) Withholding. Amounts paid to you hereunder shall be subject to all applicable federal, state and local wage withholdings.

(e) Headings. The headings contained in this Letter Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Letter Agreement.

(f) Governing Law. The validity, interpretation, construction and performance of this Letter Agreement shall be governed by the laws of the State of New Jersey applicable to contracts entered into and performed in such state.

This Letter Agreement has been approved by the Board and by the Bankruptcy Court and amounts payable hereunder shall be paid as an administrative expense in such Bankruptcy proceeding.

                                     Sincerely,

                                     The Grand Union Company


                                     By: ______________________
                                     Name: Gary M. Philbin
                                     President and Chief Executive Officer




Agreed to as of this 6th day of November, 2000.




----------------------------------
Jeffrey Freimark